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                                                                   Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
GKN Holding Corp.:

We consent to the incorporation by reference in Registration Statement No. 33-20273 on Form S-8 of GKN Holding Corp. of our report dated March 20, 1998, relating to the consolidated financial condition of GKN Holding Corp. and subsidiaries as of January 31, 1998, and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1998, which report appears in the Janaury 31, 1998 Annual Report on Form 10-K of GKN Holding Corp.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

New York, New York
April 27, 1998